EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BioVie Inc. on Form S-3 (No. 333-252386) of our report dated August 30, 2021, on our audits of the financial statements as of June 30, 2021 and 2020, and for the years then ended, which report is included in the Annual Report on Form 10-K to be filed on or about August 30, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

EISNERAMPER LLP

Iselin, New Jersey

August 30, 2021